Filed pursuant to Rule 433 Registration Statement No. 333-158199-10 FINANCIAL PRODUCTS FACT SHEET (K152)

Offering Period: November 2, 2011 – November 21, 2011

4-year Buffered Return Equity Securities Linked to the S&P 500® Index

Return Profile

•	4-year Buffered Return Equity Securities linked to the performance of the S&P 500® Index.
•	100% uncapped upside participation in the appreciation of the S&P 500® Index.
•	If the Final Level is less than the Initial Level by not more than [12.0-15.0]% (to be determined on Trade Date), then the investor will be entitled to receive the principal amount at maturity, subject to the credit risk of the Issuer.
•	If the Final Level is less than the Initial Level by more than [12.0-15.0]% (to be determined on Trade Date), then the investor will lose 1% for every 1% decline in the Underlying beyond [12.0-15.0]% (to be determined on Trade Date).

Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), Nassau Branch
Trade Date:	Expected to be November 22, 2011
Settlement Date:	Expected to be November 28, 2011
Underlying:	S&P 500® Index (SPX)
Redemption Amount:	An amount in cash at maturity equal to the principal amount of the securities held multiplied by the sum of 1 plus the Underlying Return.
Underlying Return:

If (a) the Final Level is greater than or equal to the Initial Level, then an amount calculated as follows: [(Final Level – Initial Level)/ Initial Level]; (b) if the Final Level is less than the Initial Level by not more than [12.0-15.0]% (to be determined on Trade Date), then: zero; (c) if the Final Level is less than the Initial Level by more than [12.0-15.0]% (to be determined on Trade Date), then: [(Final Level – Initial Level)/Initial Level] + Buffer Amount.

Buffer Amount:	[12.0-15.0]% (to be determined on Trade Date)
Initial Level:	The closing level of the Underlying on the Trade Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Valuation Date:	November 24, 2015
Maturity Date:	November 30, 2015
CUSIP:	22546TGS4

Benefits

•	Offers full, uncapped participation in the appreciation of the S&P 500® Index.
•	Reduced downside risk due to a Buffer Amount of [12.0-15.0]% (to be determined on Trade Date)

Hypothetical Returns at Maturity

Percentage Change in the Underlying	Redemption Amount (1)
50%	$1,500.00
40%	$1,400.00
30%	$1,300.00
20%	$1,200.00
15%	$1,150.00
10%	$1,100.00
5%	$1,005.00
0%	$1,000.00
-10%	$1,000.00
-20%	$935.00
-30%	$835.00
-40%	$735.00
-50%	$635.00

(1)	Assumes a Buffer Amount of 13.50% (the midpoint of the expected range).

Product Risks

  Investment may result in a loss of up to [85.0-88.0]% (to be determined on Trade Date) of principal.
  The securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
  If the Final Level is less than the Initial Level by more than the Buffer Amount, investors will lose 1% of principal for each 1% decline in the Underlying beyond the Buffer Amount and therefore, the Redemption Amount will be less than the principal amount.
  (See “Additional Risk Considerations” on the next page.)

Product Summary

Horizon (years)	4 years
Principal Repayment	Principal at Risk
Investment Objective	Appreciation
Market Outlook	Bullish

FINANCIAL PRODUCTS FACT SHEET (K152)

Offering Period: November 2, 2011 – November 21, 2011

4-year Buffered Return Equity Securities Linked to the S&P 500® Index

Additional Risk Considerations

•Prior to maturity, costs such as concessions and hedging may affect the value of the securities

•Liquidity –The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.

•Potential Conflicts –We and our affiliates play a variety of roles in connection with the issuance of the securities including acting as calculation agent and hedging our obligations under the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary account without prior written approval of the customer.

•As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Underlying.

•The risks set forth in the section entitled “Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the pricing supplement and the “Risk Factors” section in the product supplement, which set forth risks related to an investment in the securities.

Disclaimer

IRS Circular 230 Disclosure: Credit Suisse and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with Credit Suisse of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early sales could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of Credit Suisse Research Departments. Financial Products may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Credit Suisse and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations, issuers of the stocks comprising the applicable index, indices or fund mentioned herein. Credit Suisse is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a Credit Suisse entity qualified in their home jurisdiction unless governing law permits otherwise.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated November 2, 2011, Underlying Supplement dated June 24, 2010, Product Supplement No. AK-I dated November 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009 to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the pricing supplement related to the offering summarized herein on the SEC website at: http://www.sec.gov/Archives/edgar/data/1053092/000095010311004583/dp27041_424b2-k152.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.